QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)

MICROVISION, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE
COMMON STOCK GRANTED BY MICROVISION, INC. HAVING AN EXERCISE PRICE PER SHARE GREATER THAN $10.00 OR EXPIRING ON OR BEFORE MAY 30, 2003 FOR NEW OPTIONS TO BE GRANTED NO SOONER THAN SIX MONTHS AND ONE DAY FROM THE CANCELLATION OF TENDERED OPTIONS (THE "OFFER TO EXCHANGE")

THIS OFFER TO EXCHANGE AND THE WITHDRAWAL RIGHTS DESCRIBED HEREIN EXPIRE AT 5:00 P.M., PACIFIC TIME, ON DECEMBER 9, 2002, UNLESS THE OFFER IS EXTENDED.

        Microvision, Inc. ("Microvision" or the "Company") is offering option holders who are current employees or employees of its subsidiary, Lumera Corporation ("Lumera"), the opportunity to exchange all or a portion of each "eligible option" granted by Microvision under its 1993 Stock Option Plan (the "1993 Plan") or 1996 Stock Option Plan (the "1996 Plan" and, collectively with the 1993 Plan, the "Plans"), or granted outside the Plans (the "Non-Plan Grants"), for "new options" to purchase shares of our common stock that we will grant under the 1996 Plan, except that the Non-Plan Grants may be exchanged for options granted outside the 1996 Plan. An "eligible option" is an option to purchase common stock of Microvision granted under either of the Plans or in the Non-Plan Grants that (i) has an exercise price greater than $10.00 per share, excluding options granted as part of the Company's special ongoing option grant made on October 24, 2001 with an exercise price of $15.00 per share, or (ii) was granted under a prior options policy with expiring terms less than eight years and expiring on or before May 30, 2003 ("Expiring Options"). We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the Option Exchange Election Form attached hereto (which together, as they may be amended or supplemented from time to time, constitute the "Offer").

        If you elect to exchange options as described in the Offer and if your tender of options is accepted by the Company, we will grant you new options pursuant to a new option agreement. We will grant the new options not sooner than six months and one day after the date we cancel the options accepted for exchange. We expect that the grant date of the new options will be on or about June 11, 2003. For each eligible option or portion of an eligible option tendered by you and accepted and cancelled by us, we will grant to you a new option exercisable for the number of shares equal to the number of shares that were subject to the cancelled option multiplied by an exchange ratio, determined according to the exercise price of the cancelled option, as follows:

	Exchange Ratio
Exercise Price Ranges*	CEO, President and CFO	All Other Employees
>$40.00	0.25	0.25
$30.01 - $40.00	0.47	0.60
$20.01 - $30.00	0.65	0.70
$15.01 - $20.00	0.75	0.80
$10.01 - $15.00	1.00	1.00

*
All Expiring Options will have an exchange ratio of 1.00.

        The exercise price of the new options will be equal to the greater of (i) the closing price of our common stock on the Nasdaq National Market on the day of the grant date of the new options or (ii) $7.00 per share. We cannot assure you as to the price of our common stock on the grant date for the new options or at any time in the future because the market price for our stock may fluctuate significantly.

        Each new option issued upon exchange of an Expiring Option will be fully vested upon grant. All other new options will vest such that two-thirds of the option will vest on the same schedule as the cancelled option and one-sixth will vest on each of the first and second anniversary of the grant date; provided, however, that (i) no shares issuable under a new option will vest earlier than they would have vested under the cancelled option and (ii) no shares issuable under a new option granted to a non-exempt employee will vest earlier than six months after the grant of the new options.

        Each tendered option or portion of an option accepted by us through the Offer will be cancelled promptly after 5:00 p.m., Pacific Time, on the date the Offer ends. The Offer is currently scheduled to expire on December 9, 2002 and we expect to cancel options on December 10, 2002.

        The Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange. The Offer is not conditioned on a minimum number of options being tendered. You may participate in the Offer if you are an eligible employee of Microvision or Lumera and participation is completely voluntary. If you participate in the Offer, however, you must tender for exchange in full any option granted to you on or after May 1, 2002. In order to receive a new option pursuant to this Offer, you must continue to be an employee of Microvision or Lumera as of the date on which the new options are granted, which will be not sooner than six months and one day after the date the options are cancelled.

        IF YOUR EMPLOYMENT WITH US OR LUMERA TERMINATES FOR ANY REASON, INCLUDING DEATH OR DISABILITY, PRIOR TO THE GRANT OF A NEW OPTION, YOU WILL RECEIVE NEITHER A NEW OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, WE MAKE NO RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS BASED ON YOUR INDIVIDUAL SITUATION.

        NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN EMPLOYED BY MICROVISION OR LUMERA OR TO AFFECT OUR RIGHT OR LUMERA'S RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. IF YOU ARE EMPLOYED ON AN "AT-WILL" BASIS, THIS OFFER DOES NOT CHANGE THE "AT-WILL" NATURE OF YOUR EMPLOYMENT, AND YOUR EMPLOYMENT MAY BE TERMINATED BY US, LUMERA OR YOU AT ANY TIME, INCLUDING PRIOR TO THE GRANT DATE OF THE NEW OPTIONS, FOR ANY REASON, WITH OR WITHOUT CAUSE.

        Shares of our common stock are quoted on the Nasdaq National Market under the symbol MVIS. On October 28, 2002, the closing price of our common stock on the Nasdaq National Market was $4.60 per share and at the time of this offer, all eligible options, including the Expiring Options, had exercise prices greater than the market price of our common stock. We recommend that you obtain current and historical market quotations for our common stock before deciding whether to elect to exchange your options. We make no prediction as to the likely stock price on the day on which new options will be granted.

        You should direct questions about this Offer or requests for assistance or for additional copies of the Offer to Exchange or the Option Exchange Election Form to Thomas Walker, Vice President, General Counsel, Microvision, Inc., by e-mail at Tom_Walker@mvis.com, or by telephone at (425) 415-6847.

IMPORTANT

        To elect to exchange your options pursuant to the Offer, you must properly complete, duly execute and deliver to us the Option Exchange Election Form, or a facsimile thereof, in accordance with the terms of the Election Form. We must receive the Option Exchange Election Form before 5:00 p.m. Pacific Time on December 9, 2002. You must deliver your Option Exchange Election Form by personal delivery, by fax at (425) 481-1625 or by mail to the Microvision Options Desk, Microvision, Inc., 19910 North Creek Parkway, Bothell, WA 98011-3008.

        We are not aware of any jurisdiction where the making of the Offer violates applicable law. If we become aware of any jurisdiction where the making of the Offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document or in the accompanying Option Exchange Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SUMMARY TERM SHEET

        The following section answers some of the questions that you may have about this Offer. However, it is only a summary, and you should read carefully the remainder of this Offer to Exchange and the accompanying Option Exchange Election Form because the information in this summary is not complete and because additional important information is contained in the remainder of this Offer to Exchange and the Option Exchange Election Form.

General Questions About the Offer

1.    WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

        We are offering to exchange all eligible options. An "eligible option" is an option granted under either of the Plans or in the Non-Plan Grants that (i) has an exercise price greater than $10.00 per share, excluding those options granted as part of the Company's special ongoing option grant made on October 24, 2001 with an exercise price of $15.00 per share, or (ii) was granted under a prior options policy with expiring terms less than eight years and expiring on or before May 30, 2003. If you choose to participate by exchanging all or a portion of an eligible option, you also must exchange in full any stock option granted to you on or after May 1, 2002. The eligible options, including all options granted on or after May 1, 2002 to eligible participants, cover a total of 3,854,519 shares of our common stock, were granted from October 1, 1995 to May 7, 2002, have exercise prices ranging from $6.40 to $61.13, and are held by approximately 170 Microvision and Lumera employees. If you choose to participate, you will be ineligible to receive additional stock option grants from us until, at the earliest, June 11, 2003.

2.    WHY ARE WE MAKING THE OFFER TO EXCHANGE?

        We are undertaking this Offer because a considerable number of our employees and Lumera's employees have stock options, whether or not currently exercisable, with exercise prices that are significantly greater than the current and recent trading prices for our common stock. These options were originally granted to attract, motivate and retain capable employees and we believe shareholder value is most effectively enhanced by aligning the interests of employees with those of shareholders. As a result of the extreme volatility of the stock market and a steep decline in our stock price during the past two years, we have many stock options outstanding with exercise prices significantly greater than the current market price for our common stock. Consequently, a significant number of our options are no longer effectively providing the employee motivation and retention benefits that they were intended to provide. By making this Offer to Exchange outstanding options for new options, we intend to provide you with the benefit of holding options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for our and Lumera's employees and thereby maximize our shareholder value.

3.    WHAT IF MY EMPLOYMENT AT MICROVISION OR LUMERA ENDS BETWEEN THE DATE MY OPTIONS ARE CANCELLED AND THE GRANT DATE OF THE NEW OPTIONS?

        Except for Richard Rutkowski, Stephen Willey, William Sydnes and Richard Raisig, each of whom has an employment agreement with us, your employment with Microvision or Lumera is on an at-will basis and nothing in this Offer modifies that. You cannot revoke your Option Exchange Election Form after 5:00 p.m. Pacific Time on December 9, 2002. Therefore, if your employment with Microvision or Lumera is terminated by you, the Company or Lumera voluntarily, involuntarily, or for any reason or for no reason, including death or disability, before your new options are granted, you will not have a right to any stock option that was previously cancelled and you will not have a right to the grant that you would have received on the grant date of the new options had you remained employed by us or Lumera. Therefore, if you are not employed by us or Lumera from the date you elect to exchange options through the grant date of the new options, you will not receive new options in exchange for your options that have been accepted for exchange. You also will not receive any other consideration for the options that you have elected to exchange if you are not an employee of Microvision or Lumera from the date you elect to exchange the options through the grant date of the new options.

4.    WHY CAN'T MICROVISION JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

        In 1998, the Financial Accounting Standards Board adopted rules that have unfavorable accounting consequences for companies that reprice options. If we were to simply reprice options, we would need to record a compensation charge against earnings. The amount of this charge would be measured by the future appreciation of the stock subject to the repriced option.

5.    WHY MUST I EXCHANGE OTHER OPTIONS GRANTED TO ME IN THE LAST SIX MONTHS IF I WISH TO PARTICIPATE IN THE EXCHANGE?

        Under the applicable accounting rules, any option granted within six months prior to the cancellation of an eligible option will be subject to unfavorable accounting treatment. Accordingly, to avoid the unfavorable accounting treatment, we must require that, as a condition to participation in the exchange of eligible options, a participant must exchange in full any options granted on or after May 1, 2002. All new options will have a vesting schedule and term based on the grant date of the new options, which is expected to be on or about June 11, 2003. If you do not want to exchange and cancel an option granted in the last six months, you should not elect to participate in the Offer to Exchange.

6.    AS A NON-EXEMPT EMPLOYEE, WHY DO I HAVE TO WAIT UNTIL SIX MONTHS AFTER THE GRANT DATE TO EXERCISE MY NEW OPTIONS?

        Pursuant to recent changes to the Fair Labor Standards Act and its implementing regulations, if options granted to a non-exempt employee are not exercisable within six months of the grant date, then any income resulting from such exercise need not be included in the employee's regular rate of pay for purposes of calculating overtime payments. Under recent administrative interpretations to the Fair Labor Standards Act, granting options to non-exempt employees that are exercisable within six months could result in the obligation to make overtime payments that significantly exceed budgeted forecasts. Accordingly, we have implemented this restriction so that we may properly forecast and prudently manage our general and administrative costs. Non-exempt employees should be aware that the practical effect of the six month restriction on the exercise of the employee's new options is that the employee will not be able to exercise the new options for at least one year after the expiration of the Offer.

7.    AM I ELIGIBLE TO RECEIVE FUTURE GRANTS DURING THE FOLLOWING SIX-MONTH PERIOD IF I PARTICIPATE IN THIS EXCHANGE?

        No. Because of unfavorable accounting consequences to the Company, participants in this Offer to Exchange are ineligible to receive any additional stock option grants until after the grant date of the new options.

8.    WOULDN'T IT BE EASIER TO JUST QUIT MICROVISION OR LUMERA AND THEN GET REHIRED?

        This is not an available alternative because, under the applicable accounting rules, a rehire and resulting re-grant within six months of the option cancellation date would be treated the same as a repricing. Such a repricing would be subject to an unfavorable accounting charge against our earnings.

9.    WHO IS ELIGIBLE TO PARTICIPATE?

        Employees are eligible to participate if they are employees of Microvision or Lumera as of the date the Offer commences and the date on which the tendered options are cancelled. In order to receive a new option, you must remain an employee of Microvision or Lumera through the date the new options are granted, which will be not sooner than six months and one day after the cancellation date of the tendered options. If the Offer is not extended, we expect to grant the new options on or about June 11, 2003.

10.  DOES THE OFFER TO EXCHANGE EXTEND TO ALL OF MICROVISION'S OUTSTANDING OPTIONS?

        No. The Offer to Exchange extends only to current employees of Microvision or Lumera who were granted options under either of the Plans or in the Non-Plan Grants which (i) have an exercise price greater than $10.00, excluding those options granted as part of the Company's special ongoing option grant on October 24, 2001 with an exercise price of $15.00 per share or (ii) were granted under a prior options policy with expiring terms less than eight years and expiring on or before May 30, 2003.

11.  HOW DOES THE EXCHANGE WORK?

        The Offer to Exchange will require an eligible option holder of an eligible option to make a voluntary election to cancel all or a portion of the eligible option prior to 5:00 p.m. December 9, 2002 (unless the Offer is extended) in exchange for a new option. Each new option will be exercisable for the number of shares equal to the number of shares underlying the cancelled option multiplied by an exchange ratio, determined according to the cancelled option's exercise price (as described and illustrated in the response to question 24 below). If you choose to participate by exchanging all or a portion of an eligible option, you also must exchange in full any other stock option granted to you on or after May 1, 2002. The new options will be granted not sooner than six months plus one day following the cancellation date of all options accepted for exchange. Also, if you choose to participate, you will not be eligible to receive additional stock options until, at the earliest, June 11, 2003.

12.  WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE?

        To elect to exchange your options pursuant to the Offer, you must properly complete, duly execute and deliver to us the Option Exchange Election Form, or a facsimile thereof, in accordance with the terms of the Election Form. We must receive the Option Exchange Election Form before 5:00 p.m. Pacific Time on December 9, 2002. You must deliver your Option Exchange Election Form by personal delivery, by fax at (425) 481-1625 or by mail to the Microvision Options Desk, Microvision, Inc., 19910 North Creek Parkway, Bothell, WA 98011-3008.

13.  WHAT IS THE DEADLINE TO ELECT TO EXCHANGE AND HOW DO I MAKE AN EXCHANGE ELECTION?

        The deadline to participate in this program is 5:00 p.m. Pacific Time on December 9, 2002, unless we extend the Offer. This means that we must receive your Option Exchange Election Form before that time. We may, in our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if it is extended, for how long. If we extend the Offer, we will make an announcement of the extension no later than 6:00 a.m. Pacific Time on the next business day following the previously scheduled expiration of the Offer period. If we extend the Offer beyond that time, you must deliver the Option Exchange Election Form before the extended expiration of the Offer to participate in the exchange.

        We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. Subject to our rights to extend, terminate, and amend the Offer, we currently expect that we will accept all such properly elected options promptly after the expiration of the Offer.

14.  WHAT WILL HAPPEN IF I DO NOT TURN IN MY ELECTION FORM BY THE DEADLINE?

        If you do not turn in your properly completed Option Exchange Election Form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain unchanged at their original exercise price and other terms.

15.  MAY I WITHDRAW OPTIONS THAT I PREVIOUSLY HAVE ELECTED FOR EXCHANGE?

        You may withdraw options elected for exchange at any time before 5:00 p.m., Pacific Time, on December 9, 2002. If we extend the Offer beyond that time, you may withdraw your options elected for exchange at any time until the extended expiration of the Offer. In addition, if we have not accepted your tendered options for exchange by 9:00 p.m. Pacific Time on January 2, 2003, you may withdraw your tendered options at any time after 9:00 p.m. Pacific Time on January 2, 2003. To withdraw options elected for exchange, you must deliver a written notice of withdrawal, or a facsimile thereof, with the required information, to the Microvision Options Desk, while you still have the right to withdraw the options elected for exchange. Once you have withdrawn options, you may re-elect to exchange options only by again following the election procedures described above.

16.  IS THERE ANY TAX CONSEQUENCE TO MY PARTICIPATION IN THIS EXCHANGE?

        If you exchange your eligible options for new options, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. The grant of non-publicly traded stock options does not result in the recognition of taxable income.

        We recommend that you consult with your own tax advisor to determine the state and local, federal and foreign tax consequences of electing to exchange options pursuant to the Offer.

17.  HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

        We understand that this will be a challenging decision for many option holders. Participation in the option exchange does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual option holder's personal decision, and it will depend largely on each option holder's assumptions about the future overall economic environment, the performance of the overall market and companies in our sector, and our own business and stock price.

18.  WHAT DOES THE COMPANY'S BOARD OF DIRECTORS RECOMMEND?

        Although our board of directors has approved this Offer, our board of directors is not making any recommendation as to whether you should elect to exchange or refrain from exchanging your option.

19.  ARE THERE RISKS ASSOCIATED WITH PARTICIPATING IN THIS OFFER?

        Participation in the option exchange does carry considerable risk, and there are no guarantees of our future stock performance. The decision to participate must be each individual option holder's personal decision, and it will depend largely on each option holder's assumptions about the future overall economic environment, the performance of the overall market and companies in our sector, and our own business and stock price. It is possible, for example, that the stock price could increase after the date your tendered options are cancelled, in which case your cancelled options might have been worth more than the new options you will receive in exchange for them. Another risk is that if your employment with us or Lumera terminates for any reason, including death or disability, prior to the grant of the new options, then you will receive neither a new option nor the return of your cancelled option. These examples are by no means the only risks associated with participating in the offer and you should carefully consider these and other risks before you decide to participate.

20.  WHAT ARE THE CONDITIONS TO THE OFFER?

        The Offer is subject to a number of conditions, which are described in Section 6 of this Offer to Exchange. The Offer is not conditioned upon a minimum number of options being tendered for exchange. Participation in the Offer is completely voluntary.

Specific Questions About the Cancelled Options

21.  WHICH OPTIONS CAN BE CANCELLED?

        Employees of Microvision and Lumera can elect to cancel all or a portion of any options granted under either of the Plans or in the Non-Plan Grants that (i) have exercise prices greater than $10.00, excluding those options granted as part of the Company's special ongoing option grant made on October 24, 2001 with an exercise price of $15.00 per share, or (ii) were granted under a prior options policy with expiring terms less than eight years and expiring on or before May 30, 2003. If you choose to participate by exchanging all or a portion of an eligible option, you also must exchange in full any other stock option granted to you on or after May 1, 2002.

22.  CAN I SELECT ONE PART OF AN OPTION TO CANCEL, OR CANCEL AN OPTION ONLY AS TO CERTAIN SHARES?

        Except for options granted to you on or after May 1, 2002, you may elect to cancel all or any portion of an eligible option. For example, if you have an option for 4,000 shares which vests equally on January 1, 2000, 2001, 2002 and 2003, that portion of your option which vests as of each vesting date is considered a tranche. You may elect to cancel any or all these tranches in the Offer while keeping the remaining uncancelled tranches. You may also cancel only a portion of a specific tranche, while keeping the uncancelled portion. If you participate in the Offer, any options granted to you on or after May 1, 2002 must be cancelled in full.

23.  IF I CHOOSE TO PARTICIPATE, WHAT WILL HAPPEN TO MY OPTION THAT WILL BE CANCELLED?

        If you elect to participate in the option exchange, then promptly after December 9, 2002 at 5:00 p.m. Pacific Time, or such later time to which the Offer may be extended, we will cancel each option or portion of an option that you have tendered for exchange.

Specific Questions About the New Options

24.  FOR HOW MANY SHARES WILL MY NEW OPTION BE EXERCISABLE?

        The number of shares for which each new option will be exercisable will be equal to the number of shares issuable upon exercise of the cancelled option multiplied by an exchange ratio, determined according to the cancelled option's exercise price as shown on the table below. In addition, the Company's Chief Executive Officer, President and Chief Financial Officer will, with respect to certain options, have a lower exchange ratio than other employees. This means that the new options that they receive will be exercisable for fewer shares than a comparable option held by any other employee.

	Exchange Ratio
Exercise Price Ranges*	CEO, President and CFO	All Other Employees
>$40.00	0.25	0.25
$30.01 - $40.00	0.47	0.60
$20.01 - $30.00	0.65	0.70
$15.01 - $20.00	0.75	0.80
$10.01 - $15.00	1.00	1.00

*
All Expiring Options will have an exchange ratio of 1.00.

        We will not issue any new options exercisable for fractional shares. Instead, if the exchange conversion yields a fractional number of shares, we will round up (.50 or over) or down (.49 or under) to the nearest whole number of shares with respect to each option.

        To illustrate how the exchange ratios work, we will assume that you have three eligible options for 1,000 shares each. The exercise prices of these three current options are: $13.00; $17.00 and $35.00 per share. Under these facts, the table below shows the number of shares subject to each new option an employee other than the Company's CEO, President or CFO would receive were they to participate in the exchange offer:

Exercise Price of Cancelled Option	Shares of Common Stock Subject to Cancelled Option	Exchange Ratio	Shares of Common Stock Subject to New Option
$13.00	1,000	1.00	1,000
$17.00	1,000	0.80	800
$35.00	1,000	0.60	600
TOTAL	3,000		2,400

25.  WHAT WILL BE MY NEW OPTION EXERCISE PRICE?

        The exercise price for the new options will be the greater of (i) the closing price of our common stock on the Nasdaq National Market on the day of the grant date of the new option or (ii) $7.00 per share. Because we will grant new options not sooner than six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than the options you exchange. We can not assure you as to the price of our common stock on the grant date of the new options or at any time in the future as the stock price may fluctuate significantly. We recommend that you obtain current and historical market quotations for our common stock before deciding whether to elect to exchange your options.

26.  WILL MY NEW OPTION BE AN INCENTIVE STOCK OPTION OR NON-STATUTORY STOCK OPTION?

        If you participate in this Offer, your new options will be granted as non-statutory stock options. A non-statutory stock option is an option that does not qualify as an incentive stock option under current federal income tax laws. Some differences between incentive stock options and non-statutory stock options are discussed below in Section 13 of the Offer. We recommend, however, that you consult with your own tax advisor regarding the particular tax consequences to you of receiving non-statutory stock options under the Offer.

27.  WHAT WILL BE THE VESTING SCHEDULE OF MY NEW OPTION?

        Each new option issued upon exchange of an Expiring Option will be fully vested. All other new options will vest such that two-thirds of the shares of common stock issuable upon exercise thereof will vest on the same schedule as the cancelled option, one-sixth of the shares will vest one year after the grant date of the new option and one-sixth will vest two years after the grant date of the new option; provided, however, that (i) no shares issuable under a new option will vest earlier than they would have vested under the cancelled option and (ii) no shares issuable under a new option granted to a non-exempt employee will vest earlier than six months after the grant of the new options. Some examples of the vesting schedule for new options:

  Example #1

  Cancelled option: 4,000 shares, with an exercise price of $17.00.

  New option: 3,200 shares (based on an exchange ratio of 0.80 as described above).

  Old vesting schedule: Cancelled option was granted on January 1, 1999 and vests so that each tranche of 1,000 shares will vest on the anniversary of the grant date over a four-year period.

January 1, 2000	1,000 shares
January 1, 2001	1,000 shares
January 1, 2002	1,000 shares
January 1, 2003	1,000 shares

  Therefore, assuming that the grant date of the new option is June 11, 2003, the cancelled option would have been fully vested on the grant date.

  New vesting schedule: Assuming that the grant date is June 11, 2003:

Old Option Shares	Original Vest Date	New Option Shares	Shares Vest at Grant	Shares Vest on Original Vest Date	Shares Vest One Year After Grant	Shares Vest Two Years After Grant
1,000	1/1/00	800	534	N/A	133	133
1,000	1/1/01	800	534	N/A	133	133
1,000	1/1/02	800	534	N/A	133	133
1,000	1/1/03	800	534	N/A	133	133

  In this example, the cancelled option would have been fully vested, therefore two-thirds of the new option will be vested upon grant and one-sixth would vest on each of the first and second anniversary of the grant date.

  Note: If the option holder in example #1 was a non-exempt employee, then the 2,136 shares which would vest on the grant date will be deferred and not vest until six months after grant. The remaining vesting schedules would be unchanged.

  Example #2

  Cancelled option: 3,000 shares, with an exercise price of $25.00.

  New option: 2,100 shares (based on an exchange ratio of 0.70, as described above).

  Old vesting schedule: Cancelled option was granted on January 1, 2002 and vests so that each tranche of 750 shares will vest on the anniversary of the grant date over a four-year period.

January 1, 2003	750 shares
January 1, 2004	750 shares
January 1, 2005	750 shares
January 1, 2006	750 shares

  Therefore, assuming the grant date of the new option is June 11, 2003, 750 shares of the cancelled option would have been vested by the grant date.

  New vesting schedule: Assuming that the grant date is June 11, 2003:

Old Option Shares	Original Vest Date	New Option Shares	Shares Vest at Grant	Shares Vest on Original Vest Date	Shares Vest One Year After Grant	Shares Vest Two Years After Grant
750	1/1/03	525	350	N/A	87	88
750	1/1/04	525	0	350	87	88
750	1/1/05	525	0	437	0	88
750	1/1/06	525	0	525	0	0

  In this example, the first tranche had already vested, therefore two-thirds of the first tranche of the new option would vest on the grant date of the new option and one-sixth of the first tranche would vest on each of the first and second anniversary of the grant date. The remaining tranches of the cancelled option had not vested, therefore, no portion of these tranches of the new option will be vested on the grant date. Instead, for the second tranche, two-thirds will vest as originally scheduled with one-sixth vesting on each of the first and second anniversary of the grant date. For the third tranche, the two-thirds portion to be vested on the grant of the new option plus the one-sixth portion to be vested on the first anniversary of the grant date will be deferred and vest as originally scheduled under the cancelled option with the final one-sixth to vest on the second anniversary of the grant date. For the fourth tranche the vesting is deferred on the entire tranche, which will vest as originally scheduled on January 1, 2006.

  Note: If the option holder in example #2 was a non-exempt employee, then the 350 shares scheduled to vest on the grant date will be deferred and not vest until six months after grant. The vesting of the remaining shares would be unchanged.

  Example #3

  Cancelled option: 4,000 shares, with exercise price of $13.00; however holder elects to cancel only one-half of each of the last two tranches which vest on April 1, 2005 and April 1, 2006 (each tranche is 1,000 shares).

  New option: 1,000 shares (based on an exchange ratio of 1.00, as described above, with holder electing to cancel only one-half of each of the last two tranches). The holder still retains the uncancelled portion for 3,000 shares.

  Old vesting schedule: Cancelled option was granted on April 1, 2002 and vests so that each tranche of 1,000 shares will vest on the anniversary of the grant date over a four-year period.

April 1, 2003	1,000 shares
April 1, 2004	1,000 shares
April 1, 2005	1,000 shares
April 1, 2006	1,000 shares

  Therefore, assuming the grant date of the new option is June 11, 2003, none of the shares under the third and fourth tranches of the cancelled option will have vested by the grant date.

  New vesting schedule: Assuming that the grant date is June 11, 2003:

Old Option Shares	Original Vest Date	New Option Shares	Shares Vest at Grant	Shares Vest on Original Vest Date	Shares Vest One Year After Grant	Shares Vest Two Years After Grant
1,000	4/1/03			This tranche was not cancelled
1,000	4/1/04			This tranche was not cancelled
500(1)	4/1/05	500	0	416	0	84
500(1)				Not cancelled
500(2)	4/1/06	500	0	500	0	0
500(2)				Not cancelled

  (1)
  Of 1,000 shares in third tranche, 500 shares are cancelled for exchange and 500 shares remain uncancelled.

  (2)
  Of 1,000 shares in fourth tranche, 500 shares are cancelled for exchange and 500 shares remain uncancelled.

  In this example, the holder elected to keep the first two tranches and one-half of each of the third and fourth tranche, which will vest under the terms of the original grant and cancel one-half of each of the third and fourth tranche. For the cancelled half of the third tranche, the two-thirds portion to be vested on the grant of the new option plus the one-sixth portion to be vested on the first anniversary of the grant date will be deferred and vest as originally scheduled and one-sixth will vest on the second anniversary of the grant date. The vesting of the cancelled half of the fourth tranche will be deferred and vest as originally scheduled on April 1, 2006.

  Note: If the option holder in example #3 was a non-exempt employee, the vesting schedule would be unchanged.

28.  WHAT WILL BE THE TERM OF MY NEW OPTION?

        The term of all new options will be ten years from the date of grant of the new options, except that all new options issued in exchange for Expiring Options will have a term of five years from the date of grant. All new options will be granted not sooner than six months and one day after the cancellation date of the exchanged options.

29.  WHAT WILL BE THE TERMS AND CONDITIONS OF MY NEW OPTION?

        Except for the exercise price, the option term, and the vesting schedule, the terms and conditions of the new options will be substantially the same as the cancelled options.

30.  WHEN WILL I RECEIVE MY NEW OPTION?

        If we cancel options elected for exchange on December 10, 2002, we expect the grant date of the new options to be on or about June 11, 2003.

31.  WHY WON'T I RECEIVE MY NEW OPTION IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

        If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to unfavorable accounting treatment. We would need to record a compensation charge against earnings. The amount of this charge would be measured by the future appreciation of the stock subject to the repriced option, and would increase our net loss or decrease our net income, if any, until the option was exercised, forfeited or terminated. By deferring the grant of the new options for at least six months and one day, we believe we will avoid this unfavorable accounting treatment.

32.  HOW CAN I VIEW A SUMMARY OF MY OPTIONS?

        All employees of Microvision and Lumera will receive a summary of their eligible options and any other option granted since May 1, 2002 attached to the enclosed Option Exchange Election Form. For additional information about existing option status, employees should contact the Microvision Options Desk at (425) 415-6755 or 6629.

33.  WHAT HAPPENS IF MICROVISION IS SUBJECT TO MERGER, ACQUISITION OR SIMILAR TRANSACTION BEFORE THE NEW OPTIONS ARE GRANTED OR VESTED?

        In the event of a merger, consolidation or plan of exchange to which the Company is a party or a sale of all or substantially all of the Company's assets, the board of directors may elect one of the following alternatives with respect to the new options: (i) outstanding options shall remain in effect in accordance with their terms; (ii) outstanding options may be converted into options to purchase stock in the surviving or acquiring corporation in the transaction; (iii) outstanding options may be exercised prior to the consummation of the transaction, at which time they will automatically expire, and the Board may accelerate the vesting of such options so that they are exercisable in full during such period; or (iv) the Board may take any other action with respect to outstanding options as it deems to be in the best interest on the Company. If such a transaction occurs, the board of directors is not obligated or required to take any of the above actions with respect to the new options.

        It is possible that, prior to the grant of new options or prior to any of the new options vesting, we might effect or enter into an agreement such as a merger or other similar transaction. We reserve the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our Company and our shareholders. This could include terminating your right to receive new options under this Offer if the merger occurs prior to the grant of such options. If we were to terminate your right to receive new options under this Offer in connection with such a transaction, eligible employees of Microvision or Lumera who have tendered options for cancellation pursuant to this Offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. If a merger or similar agreement becomes effective after the grant of the new options but prior to the date on which they are exercisable, you will not be able to exercise any of the new options prior to the merger unless the board of directors elects to accelerate the vesting of the new options.

        Additionally, a merger or a similar transaction could have substantial effects on our stock price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, tendering option holders might be deprived of any further price appreciation in the common stock associated with the new options. For example, if our stock was acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction. As a result of such a transaction, it is possible that the exercise price of the new options may be more than you might otherwise anticipate. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different company.

34.  AFTER THE GRANT OF MY NEW OPTIONS, WHAT HAPPENS IF I AGAIN END UP "UNDERWATER"?

        We are conducting this Offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. We do not have any plans to conduct another option exchange or similar action and this is therefore considered a one-time offer. As most of the Company's stock options are valid for ten years from the date of initial grant, subject to continued employment with us or Lumera, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the new options. However, we can provide no assurance as to the price of our common stock on the grant date and at any time in the future as the stock price may fluctuate significantly, and your options could again be underwater.

INTRODUCTION

        The Company is offering option holders who are current employees of the Company or Lumera the opportunity to exchange all or a portion of each eligible stock option for new options that we will grant in the future. An eligible option is an option granted under either of the Plans or in the Non-Plan Grants that either (i) has an exercise price greater than $10.00 per share, excluding options granted as part of the Company's special ongoing option grant made on October 24, 2001 with an exercise price of $15.00 per share or (ii) was granted under a prior options policy with expiring terms less than eight years and expiring on or before May 30, 2003. If you choose to participate by exchanging all or a portion of an eligible option, you also must exchange in full any other stock option granted to you on or after May 1, 2002. If you accept the Offer, we cannot grant you any additional stock options until, at the earliest, June 11, 2003. If you are a non-exempt employee, then any new options granted to you pursuant to this Offer will not vest until, at the earliest, six months after grant.

        Only eligible employees may participate in the Offer. Employees are "eligible" if they are employees of Microvision or Lumera as of the date the offer commences and the date on which the tendered options are cancelled. The Company's non-employee directors are not eligible to participate in this Offer.

        In order to receive a new option pursuant to this Offer, you must remain an employee of Microvision or Lumera until the new options are granted. If Microvision does not extend the offer, we expect to grant the new options on or about June 11, 2003.

        The Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange. The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary.

        On October 28, 2002, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $4.60 per share, and at the time of the Offer, all eligible options, including the Expiring Options, had exercise prices greater than the market price of our common stock.

THE OFFER

1.    NUMBER OF OPTIONS; EXPIRATION DATE.

        If you elect to exchange options as described in the Offer and if your tender of options is accepted by the Company, we will grant you new options not sooner than six months and one day after the date we cancel the options accepted for exchange. We expect that the grant date of the new options will be on or about June 11, 2003. For each eligible option or portion thereof tendered by you and cancelled by us, we will grant to you a new option exercisable for the number of shares equal to the number of shares that were subject to the cancelled option multiplied by an exchange ratio, determined according to the exercise price of the cancelled option, as shown on the table below. The Company's Chief Executive Officer, President and Chief Financial Officer will, with respect to certain options, have a lower exchange ratio than other employees. This means that the new options that they receive will be exercisable for fewer shares than a comparable option held by any other employee.

	Exchange Ratio
Exercise Price Ranges*	CEO, President and CFO	All Other Employees
>$40.00	0.25	0.25
$30.01 - $40.00	0.47	0.60
$20.01 - $30.00	0.65	0.70
$15.01 - $20.00	0.75	0.80
$10.01 - $15.00	1.00	1.00

*
All Expiring Options will have an exchange ratio of 1.00.

        We will not issue any new options exercisable for fractional shares. Instead, if the exchange conversion yields a fractional number of shares, we will round up (.50 or over) or down (.49 or under) to the nearest whole number of shares with respect to each option.

        The Offer expires at 5:00 p.m., Pacific Time, on December 9, 2002, unless we, in our discretion, have extended the period of time during which the Offer will remain open. See Section 14 of this Offer to Exchange for a description of our rights to extend, delay, terminate, and amend the Offer.

        As of October 28, 2002, options to purchase 5,265,687 shares of our common stock were issued and outstanding under the Plans and the Non-Plan Grants. These options had exercise prices ranging from $3.25 to $61.13 per share. As of October 28, 2002, there were eligible options outstanding to purchase a total of 3,854,519 shares of our common stock, including all options granted on or after May 1, 2002 to eligible participants. The eligible options were granted from October 1, 1995 to May 7, 2002, have exercise prices ranging from $6.40 to $61.13, and are held by approximately 170 employees of Microvision and Lumera. The shares of common stock issuable upon exercise of eligible options represent, upon exercise, approximately 25.4% of the total shares of our common stock outstanding as of October 28, 2002.

        If we decide to take any of the following actions, we will notify you of such action and extend the Offer for a period of ten business days after the date of such notice:

  (a)
  (i)
  we increase or decrease the amount of consideration offered for eligible options;

  (ii)
  we decrease the number of options eligible to be elected for exchange in the Offer; or

  (iii)
  we increase the number of options eligible to be elected for exchange in the Offer by an amount that exceeds two percent of the shares of common stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase; and

  (b)
  the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14 of this Offer to Exchange.

        For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or federal holiday and consists of the time period 12:01 a.m. through 12:00 midnight, Eastern Time.

2.    PURPOSE OF THE OFFER.

        We are undertaking this Offer because a considerable number of eligible employees of Microvision and Lumera have stock options, whether or not they are currently exercisable, with exercise prices that are significantly above the current and recent trading prices for our common stock. These options were originally granted to attract, motivate and retain capable employees and we believe our shareholder value is most effectively enhanced by aligning the interests of employees of Microvision and Lumera with those of our shareholders. As a result of the extreme volatility in our industry and a steep decline in our stock price, we have many stock options outstanding with exercise prices significantly higher than the current stock price. As a result, a significant number of our options are no longer effectively providing the employee motivation and retention benefits that they were intended to provide. By making this Offer to exchange outstanding options for new options we intend to provide you with the benefit of holding options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for eligible Microvision and Lumera employees and thereby maximize our shareholder value.

        Considering the ever-present risks associated with a volatile and unpredictable stock market, particularly for micro-cap stocks, there is no guarantee that the exercise price of your new options will be less than or equal to the exercise price of your existing options, or that your new options will increase in value over time.

        Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission (the "SEC"), we have no current plans or proposals that relate to or would result in:

  (a)
  an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries, other than possible future acquisition transactions that are not of a size and/or likelihood at this time to be material to your consideration of this Offer;

  (b)
  any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

  (c)
  any material change in our present dividend policy, or our indebtedness or capitalization;

  (d)
  any material change in our present board of directors or management, including a change in the number or term of directors, except that on August 12, 2002, we announced that Richard Raisig resigned as a director and we may fill his vacant seat on our board of directors;

  (e)
  any other material change in our corporate structure or business;

  (f)
  our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

  (g)
  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act");

  (h)
  the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

  (i)
  the acquisition by any person of any of our securities or the disposition of any of our securities, other than sales by us pursuant to the exercise of outstanding stock options; or

  (j)
  any changes in our articles of incorporation, bylaws, other governing instruments or any actions that could impede the acquisition of control of us by any person.

        Our board of directors makes no recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

3.    PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.

        PROPER EXCHANGE OF OPTIONS.    To elect to exchange your options pursuant to the Offer, you must properly complete, duly execute and deliver to us the Option Exchange Election Form, or a facsimile thereof in accordance with the terms of the Option Exchange Election Form. We must receive the Option Exchange Election Form before 5:00 p.m. Pacific Time on December 9, 2002. You must deliver your Option Exchange Election Form by personal delivery, by fax at (425) 481-1625 or by mail to the Microvision Options Desk, Microvision, Inc., 19910 North Creek Parkway, Bothell, WA 98011-3008.

        If you do not turn in your Option Exchange Election Form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain unchanged at their original price and terms.

        The method of delivery of the Option Exchange Election Form is at the election and risk of the electing option holder. You should allow sufficient time to ensure timely delivery.

        DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.    We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any election to exchange options. Our determination of these matters will be final and binding. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elections to exchange options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer for all tendering option holders or any defect or irregularity in any election with respect to any particular option or option holder. No election to exchange an option will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

        OUR ACCEPTANCE CONSTITUTES AN AGREEMENT.    Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your options elected by you pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

        Subject to our rights to extend, terminate, and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly elected options that have not been validly withdrawn.

4.    WITHDRAWAL RIGHTS.

        You may withdraw the options you have elected to exchange only if you comply with the provisions of this Section 4.

        You have the right to withdraw options that you have elected to exchange at any time before 5:00 p.m., Pacific Time, on December 9, 2002. If we extend the Offer beyond that time, you have the right to withdraw options that you have elected to exchange at any time until the extended expiration of the Offer. In addition, if we have not accepted your tendered options for exchange by 9:00 p.m. Pacific Time on January 2, 2003, you may withdraw your tendered options at any time after 9:00 p.m. Pacific Time on January 2, 2003.

        To validly withdraw your options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the election to exchange options. The notice of withdrawal must include your name, the grant date, exercise price, and the total number of shares included in the options. The written notice of withdrawal may be delivered personally or sent via U.S. mail or facsimile to the Microvision Options Desk, Microvision, Inc., 19910 North Creek Parkway, Bothell, WA 98011-3008. The fax number is (425) 481-1625. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange the options to be withdrawn exactly as such option holder's name appears on the option agreement evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

        You may not rescind any withdrawal, and the options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the Offer, unless you properly re-elect those options before the expiration of the Offer by following the procedures described in Section 3 of this Offer to Exchange.

        Neither Microvision nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

        Upon the terms and subject to the conditions of this Offer and promptly following the expiration of the Offer, we will accept for exchange and cancel each option or portion of an option properly elected for exchange and not validly withdrawn. Once the options are cancelled, you will no longer have any rights with respect to those options. If your options are properly elected for exchange and accepted for exchange on December 9, 2002, you will be granted new options not sooner than six months and one day after the date on which the options have been cancelled. We expect the grant date of the new options to be on or about June 11, 2003. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted new options on a date not sooner than six months and one day after the extended date.

        Except for options granted to you on or after May 1, 2002, you may elect to cancel all or any portion of an eligible option. For example, if you have an option for 4,000 shares which vests equally on January 1, 2000, 2001, 2002 and 2003, that portion of your option that vests as of each vesting date is considered a tranche. You may elect to cancel any or all these tranches in the Offer while keeping the remaining uncancelled tranches. You may also cancel only a portion of a specific tranche, while keeping the uncancelled portion.

        If we accept an option or portion of an option that you elect to exchange in the Offer, you will be ineligible until after the grant date of the new options for any additional stock option grants for which you otherwise may have been eligible before the grant date of the new options. Also, if you choose to participate by exchanging all or a portion of an eligible option, you must also exchange in full any other stock option granted to you on or after May 1, 2002. This prevents us from incurring compensation expense against our earnings because of accounting rules that could apply to these option grants as a result of the Offer.

        If we accept the options that you elected to exchange, we will promptly after the expiration of the Offer send you a confirmation indicating the number of shares of common stock subject to the options that we have accepted for exchange and the corresponding number of shares of common stock that will be subject to the new options that will be granted to you subject to the terms and conditions of this Offer. All new options will be granted under the 1996 Plan, except for options granted in exchange for the Non-Plan Grants, which may be granted outside the 1996 Plan on terms substantially similar to those of your existing options.

        For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will deliver your new option agreement to you within four to six weeks after the new option grant date.

        The number of shares under each new option will equal the number of shares under the cancelled option multiplied by an exchange ratio, determined according to the cancelled option's exercise price as shown on the table below. In addition, the Company's Chief Executive Officer, President and Chief Financial Officer will, with respect to certain options, have a lower exchange ratio than other employees. This means that the new options that they receive will be exercisable for fewer shares than a comparable option held by any other employee.

	Exchange Ratio
Exercise Price Ranges*	CEO, President and CFO	All Other Employees
>$40.00	0.25	0.25
$30.01 - $40.00	0.47	0.60
$20.01 - $30.00	0.65	0.70
$15.01 - $20.00	0.75	0.80
$10.01 - $15.00	1.00	1.00

*
All Expiring Options will have an exchange ratio of 1.00.

        We will not issue any new options exercisable for fractional shares. Instead, if the exchange conversion yields a fractional amount of shares, we will round up (.50 or over) or down (.49 or under) to the nearest whole number of shares with respect to each option.

        EFFECT OF TERMINATION OF EMPLOYMENT ON GRANT OF NEW OPTIONS.    Except for Richard Rutkowski, Stephen Willey, William Sydnes and Richard Raisig, each of whom has an employment agreement with us, your employment with Microvision or Lumera is on an at-will basis and nothing in this Offer modifies that. You cannot revoke your Option Exchange Election Form after 5:00 p.m. Pacific Time on December 9, 2002. Therefore, if your employment is terminated by you, us or Lumera voluntarily, involuntarily, for any reason or for no reason, including death or disability, before the new options are granted, you will not have a right to any stock option that was previously cancelled, and you will not have a right to the grant that you would have been issued on the grant date of the new options had you remained employed by us or Lumera. Therefore, if you are not an employee of Microvision or Lumera from the date you elect to exchange your option through the grant date of the new options, you will not receive a new option in exchange for your option that has been accepted for exchange. You also will not receive any other consideration for the option elected to be exchanged if you are not an employee of Microvision or Lumera from the date you elect to exchange your option through the grant date of the new options.

        EFFECT OF MERGER, ACQUISITION OR SIMILAR TRANSACTION ON GRANT OF NEW OPTIONS.    In the event of a merger, consolidation or plan of exchange to which the Company is a party or a sale of all or substantially all of the Company's assets, the board of directors may elect one of the following alternatives with respect to the new options: (i) outstanding options shall remain in effect in accordance with their terms; (ii) outstanding options may be converted into options to purchase stock in the surviving or acquiring corporation in the transaction; (iii) outstanding options may be exercised prior to the consummation of the transaction, at which time they will automatically expire, and the Board may accelerate the vesting of such options so that they are exercisable in full during such period; or (iv) the Board may take any other action with respect to outstanding options as it deems to be in the best interest on the Company. If such a transaction occurs, the board of directors is not obligated or required to take any of the above actions with respect to the new options.

        It is possible that, prior to the grant of new options or prior to any of the new options vesting, we might effect or enter into an agreement such as a merger or other similar transaction. We reserve the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our Company and our shareholders. This could include terminating your right to receive new options under this Offer if the merger occurs prior to the grant of such options. If we were to terminate your right to receive new options under this Offer in connection with such a transaction, eligible employees of Microvision or Lumera who have tendered options for cancellation pursuant to this Offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. If a merger or similar agreement becomes effective after the grant of the new options but prior to the date on which they are exercisable, you will not be able to exercise any of the new options prior to the merger unless the board of directors elects to accelerate the vesting of the new options.

        Additionally, a merger or a similar transaction could have substantial effects on our stock price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, tendering option holders might be deprived of any further price appreciation in the common stock associated with the new options. For example, if our stock was acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction. As a result of such a transaction, it is possible that the exercise price of the new options may be more than you might otherwise anticipate. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different company.

6.    CONDITIONS OF THE OFFER.

        Notwithstanding any other provision of the Offer, we will not be required to accept any options elected for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after November 1, 2002 and prior to the expiration of the Offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options elected for exchange:

  (a)
  there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the options elected for exchange pursuant to the Offer, the issuance of new options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially impair the contemplated benefits of the Offer to us. Such benefits include but are not limited to (i) providing eligible employees with a valuable incentive to remain with us, (ii) creating better performance incentives for eligible employees to maximize shareholder value, and (iii) providing eligible employees the opportunity to participate in this exchange offer without incurring adverse accounting treatment;

  (b)
  there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

    (i)
    make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

    (ii)
    delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange; or

    (iii)
    materially and adversely affect our business, condition, income, operations or materially impair the contemplated benefits of the Offer to us; or

  (c)
  there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Offer.

        The conditions to the Offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the expiration of the Offer. We may waive them, in whole or in part, at any time and from time to time prior to the expiration of the Offer, in our discretion, whether or not we waive any other condition to the Offer. The waiver of one of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other rights. Any determination we make concerning the events described in this section will be final and binding.

7.    PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

        The options to be exchanged for new options pursuant to this Offer are not publicly traded. However, upon exercise of an option, the option holder becomes an owner of our common stock. Our common stock is quoted on the Nasdaq National Market under the symbol MVIS. The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported on the Nasdaq National Market:

Quarter Ended	March 31	June 30	September 30	December 31
2002
High	$15.45	$12.85	$5.45	$5.15	*
Low	$9.60	$4.55	$2.64	$3.23	*
2001
High	$29.00	$27.50	$22.00	$16.32
Low	$13.00	$12.88	$9.00	$10.92
2000
High	$68.50	$56.50	$55.13	$39.00
Low	$25.38	$21.75	$29.19	$13.63

*
Through October 28, 2002.

        As of October 28, 2002, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $4.60 per share.

        Our stock price has been, and in the future may be, highly volatile and could decline. Our stock price also could rise prior to the grant of the new options and thereafter fall. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology and emerging growth companies and that have often been unrelated or disproportionate to the operating performance of these companies. The new options will be granted not sooner than six months and one day after the date the exchanged options are accepted for exchange and cancelled. The exercise price of the new options will be equal to the greater of (i) the closing price of our common stock reported on the Nasdaq National Market on the day of the date they are granted or (ii) $7.00 per share. The exercise price of the new options may be higher than the exercise price of the options you submitted for exchange. In addition, our common stock may thereafter trade at prices below the exercise price of the new options. Depending on the exercise price of the options you submitted for exchange and other factors, your new option may be less valuable than your existing options.

        WE RECOMMEND THAT YOU OBTAIN CURRENT AND HISTORICAL MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTION. AT THE SAME TIME, YOU SHOULD CONSIDER THAT THE CURRENT MARKET PRICE OF OUR COMMON STOCK MAY PROVIDE LITTLE OR NO BASIS FOR PREDICTING WHAT THE MARKET PRICE OF OUR COMMON STOCK WILL BE ON THE GRANT DATE OF THE NEW OPTIONS OR AT ANY TIME IN THE FUTURE.

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

        CONSIDERATION.    If you elect to exchange options as described in the Offer and if your tender of options is accepted by the Company, we will grant you new options pursuant to a new option agreement. Your new options will entitle you to purchase the number of shares equal to the number of shares that were subject to the option that was tendered to us for exchange multiplied by an exchange ratio, determined according to the cancelled option's exercise price as follows:

	Exchange Ratio
Exercise Price Ranges	CEO, President and CFO	All Other Employees
>$40.00	0.25	0.25
$30.01 - $40.00	0.47	0.60
$20.01 - $30.00	0.65	0.70
$15.01 - $20.00	0.75	0.80
$10.01 - $15.00	1.00	1.00

*
All Expiring Options will have an exchange ratio of 1.00.

        We will not issue any new options exercisable for fractional shares. Instead, if the exchange conversion yields a fractional amount of shares, we will round up (.50 or over) or down (.49 or under) to the nearest whole number of shares with respect to each option.

        TERMS OF NEW OPTIONS.    The exercise price of the new options will be equal to the greater of (i) the closing price of our common stock on the Nasdaq National Market on the day of the grant date of the new options or (ii) $7.00 per share. However, we can provide no assurance as to the price of our common stock at any time in the future as the stock price may fluctuate significantly.

        Each new option issued upon exchange of an Expiring Option will be fully vested. All other new options will vest such that two-thirds will vest on the same schedule as the cancelled option and one-sixth will vest on each of the first and second anniversary of the grant date; provided, however, that (i) no shares issuable under a new option will vest earlier than they would have vested under the cancelled option and (ii) no shares issuable under a new option granted to a non-exempt employee will vest earlier than six months after the grant of the new options.

        All new options will be granted under the 1996 Plan, except for options granted in exchange for the Non-Plan Grants, which may be granted outside the 1996 Plan on terms substantially similar to those of your existing options. We will issue a new option agreement to each option holder who has elected to exchange an option in the Offer. Except for the exercise price, option term, and the vesting schedule, the terms and conditions of the new options will be substantially similar to the terms and conditions of the options elected for exchange.

        You may obtain copies of the 1993 Plan, the 1996 Plan and the documents that constitute the prospectus covering the shares of common stock issuable upon exercise of options granted under the 1993 Plan, 1996 Plan or in the Non-Plan Grants as indicated below.

        U.S. FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS.    You should refer to Section 13 of this offer for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. We recommend that you consult with your own tax advisor to determine the particular state, local federal and foreign tax consequences of this transaction to you.

        Important Note:    The statements in this Offer concerning the 1993 Plan, 1996 Plan or the Non-Plan Grants and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1993 Plan, 1996 Plan and your stock option agreements. Please contact Thomas Walker, Vice President, General Counsel, at Tom_Walker@mvis.com or (425) 415-6847 to receive a copy of the 1993 Plan, the 1996 Plan, the prospectus covering the shares of common stock issuable upon exercise of options granted under the 1993 Plan, the 1996 Plan or in the Non-Plan Grants or copies of your stock option agreements. Upon request, we will promptly furnish you copies of these documents at our expense.

9.    INFORMATION CONCERNING MICROVISION.

        Microvision develops information display and capture devices and related technologies. The Company is developing and seeks to commercialize technologies and products in three business platforms relating to the delivery of images and information:

  •
  Retinal scanning displays, which use retinal scanning display technology to display information on the retina of the viewer's eye. These displays are currently being refined and developed for defense, medical, industrial and consumer applications.

  •
  Image capture devices which use proprietary scanning technology to capture images and information in applications such as bar code readers or cameras. These devices include bar code readers and miniature high-resolution cameras.

  •
  Electro-optical materials technology which use a new class of organic non-linear materials technology that interact with, and can be used to change the properties of, light waves to transmit information. These materials can be used for fiber-optic telecommunications and data communications system phased array antennas, optical computing and other photonics applications.

        The Company was incorporated in Washington in 1993 and its common stock is traded on the Nasdaq National Market under the symbol MVIS. The Company's executive offices are located at 19910 North Creek Parkway, Bothell, WA 98011-3008. The telephone number at that address is (425) 415-6847. The Company website address is www.mvis.com.

        The following table summarizes certain of our financial information:

	Nine months ended September 30,		Year ended December 31,
	2002	2001	2001	2000
	In thousands, except earnings per share data
Statement of Operations Data
Revenue	$12,724	$6,511	$10,762	$8,121
Research and development expense	18,762	24,489	31,899	19,520
Operating loss	(26,112)	(34,648)	(44,135)	(29,542)
Net loss	(20,275)	(26,984)	(34,794)	(26,601)
Gross margin percent	53%	39%	43%	25%
Operating loss as a percent of revenue	-205%	-532%	-410%	-364%
Per Share Data
Net loss per share—basic and diluted	$(1.48)	$(2.25)	$(2.85)	$(2.33)
Weighted-average shares outstanding—basic and diluted	13,700	11,967	12,200	11,421
Balance Sheet Data
Cash, cash equivalents and investment securities	$20,482	$33,874	$33,652	$40,717
Working capital	21,761	31,693	33,098	40,551
Property and equipment, net	8,027	8,949	8,960	7,516
Total assets	41,277	53,096	54,055	56,172
Long-term liabilities	553	602	552	714
Shareholders equity	24,226	29,477	32,326	50,042

The book value per share of our common stock as of September 30, 2002 (the date of our most recent balance sheet presented) was $1.60.

        Additional information about us is available from the documents described in Section 16. The financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 are incorporated herein by reference.

10.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

        The Company's non-employee directors are not eligible to participate in this Offer.

        The following table sets forth information, as of October 28, 2002, with respect to (a) the beneficial ownership of our common stock and (b) the ownership of options, vested and unvested, to purchase our common stock, by each director, each executive officer, and all of the directors and executive officers of the Company as a group. The percentages in the table below are based on a total

15,154,373 outstanding shares of common stock and 5,265,687 outstanding stock options as of October 28, 2002.

Name	Shares of Common Stock Beneficially Owned(1)		Percent of Total Outstanding Shares(2)	Total Outstanding Options	Percent of Total Outstanding Options
Jacqueline Brandwynne +	145,569	(3)	*	39,030	*
Jacob Brouwer +	40,867	(4)	*	48,867	*
Richard A. Cowell +	40,067	(4)	*	48,867	*
Richard A. James	13,910	(5)	*	46,524	*
Walter J. Lack +	360,971	(4)	2.4%	48,867	*
Andrew U. Lee	108,148	(6)	*	142,865	2.6%
Todd R. McIntyre	131,851	(7)	*	162,615	2.9%
William A. Owens +	39,867	(4)	*	48,867	*
Richard A. Raisig	482,760	(8)	3.1%	517,943	9.2%
Robert A. Ratliffe +	47,517	(4)	*	48,867	*
Dennis J. Reimer +	37,167	(4)	*	48,867	*
Richard F. Rutkowski	814,132	(9)	5.1%	959,891	17.1%
Thomas E. Sanko	62,277	(10)	*	159,036	2.8%
William L. Sydnes	147,500	(11)	1.0%	285,000	5.1%
Clarence T. Tegreene	73,195	(12)	*	179,719	3.2%
Vilakkudi G. Veeraraghavan	92,090	(13)	*	234,454	4.2%
Thomas M. Walker	—		*	120,000	2.1%
Stephen R. Willey	597,488	(14)	3.8%	514,253	9.2%
Jeff T. Wilson	55,266	(15)	*	183,689	3.3%
All executive officers and directors of the Company as a group (19 persons)	3,290,692	(16)	18.6%	3,838,221	68.5%

*
Less than 1% of the outstanding shares or options.

+
Not eligible to participate in the Offer.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or convertible or may be exercised or converted within sixty days are deemed to be outstanding and to be beneficially owned by the person holding these options or warrants for the purpose of computing the number of shares beneficially owned and the percentage of ownership of the person holding these securities, but are not outstanding for the purpose of computing the percentage ownership of any other person or entity. Subject to community property laws where applicable, the Company believes that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby.

(2)
Percentage of common stock is based on 15,154,373 shares of common stock outstanding as of October 28, 2002.

(3)
Includes 112,269 shares issuable upon exercise of options and warrants.

(4)
Includes 33,867 shares issuable upon exercise of options.

(5)
Includes 13,910 shares issuable upon exercise of options.

(6)
Includes 107,148 shares issuable upon exercise of options.

(7)
Includes 126,851 shares issuable upon exercise of options.

(8)
Includes 432,943 shares issuable upon exercise of options.

(9)
Includes 734,891 shares issuable upon exercise of options.

(10)
Includes 59,277 shares issuable upon exercise of options.

(11)
Includes 147,500 shares issuable upon exercise of options.

(12)
Includes 73,195 shares issuable upon exercise of options.

(13)
Includes 92,090 shares issuable upon exercise of options.

(14)
Includes 428,253 shares issuable upon exercise of options.

(15)
Includes 55,266 shares issuable upon exercise of options.

(16)
Includes 2,498,556 shares issuable upon exercise of options and 88,239 shares issuable upon exercise of warrants.

        TRANSACTIONS AND AGREEMENTS.    In the 60 days prior to and including November 1, 2002, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock or in transactions involving our common stock during the past 60 days. As of the date of this Offer to Exchange, none of the officers or employee directors of the Company had indicated their intention to tender their options in this Offer.

        In addition, neither Microvision nor, to our knowledge, any of our executive officers or directors are a party to any agreement, arrangement or understanding with respect to any of our securities (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11.  STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

        Options we acquire pursuant to the Offer will be cancelled, and the shares of common stock subject to those options under the 1996 Plan will be returned to the pool of shares available for grants of options under the 1996 Plan and for issuance upon the exercise of such options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the Offer, the shares will be available for future awards to employees and other eligible plan participants.

        We believe that Microvision will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because we will not grant any new options to an option holder who participates in this Offer until a business day that is not sooner than six months and one day after the date that we accept and cancel options elected for exchange; and the exercise price of all new options will equal the greater of (i) the closing price of the common stock on the date we grant the new option or (ii) $7.00 per share.

        If we were to grant any option to any option holder who participates in this Offer with a price determined on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, our grant of that option to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted option is equal to or less than the number of the option holder's option shares elected for exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted option exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the newly granted option is outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept options elected for exchange and to issue new options for options elected for exchange is subject to conditions, including the conditions described in Section 6.

13.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

        The following is a general summary of certain material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. In addition, this summary does not discuss the effect of any state, local or foreign taxes on the exchange of options. This discussion is based on the Internal Revenue Code of 1986, as amended, the Treasury Department regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date of the Offer and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service ("IRS"), with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with those statements and conclusions.

        Our statements in this Offer concerning the Offer and the taxation of stock options issued under the Offer are merely summaries and do not purport to be complete. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THE OFFER EXCHANGE.

        TAX CONSEQUENCES OF ELECTING TO EXCHANGE OPTIONS.    The exchange of tendered options for the commitment to grant new options is a non-taxable event for U.S. federal income tax purposes. Accordingly, we believe that option holders who exchange eligible options for the commitment to grant new options will not recognize income for U.S. federal tax purposes at the time of the exchange.

        The grant of non-publicly traded stock options does not result in the recognition of taxable income. Therefore, we believe that an option holder will not recognize taxable income for U.S. federal income tax purposes at the time his or her new stock option is granted.

        TAX CONSEQUENCES OF EXERCISING OPTIONS.    Tax consequences of exercising stock options depends on whether the options are incentive stock options ("ISOs") or non-statutory stock options ("NSOs"). Some of the eligible options are ISOs. Option holders who chose to participate in this Offer will receive NSOs in exchange for their eligible options.

        An ISO holder will generally not recognize taxable income upon exercise of the ISO, although the amount if any, by which the fair market value at the time of exercise exceeds the exercise price increases alternative minimum taxable income and may give rise to alternative minimum tax liability. If an ISO holder holds the stock acquired upon exercise of an ISO (the "ISO Shares") for more than one year after the date the ISO was exercised and for more than two years after the date the ISO was granted, the option holder generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss generally will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares upon exercise. There are several statutory requirements that must be met for an option to be an ISO, including a requirement that the option price may not be less than the fair market value of the underlying stock at the time of the grant. In addition, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be an NSO.

        If the option holder disposes of ISO Shares before expiration of either the one-year holding period or the two-year waiting period (a "disqualifying disposition"), the option holder generally will recognize ordinary income equal to the amount, if any, by which the fair market value of the ISO Shares on the date of exercise exceeds the ISO exercise price. Any additional gain generally will be long-term or short-term capital gain, depending upon whether the ISO Shares were held for more than one year following the date of exercise by the option holder. A disposition of ISO Shares for this purpose includes not only a sale or exchange, but also a gift or other transfer of legal title (with certain exceptions).

        Upon exercise of a NSO, an option holder generally must include in income as compensation an amount equal to the amount, if any, by which the fair market value of the shares on the date of exercise exceeds the option holder's exercise price. The included amount is treated as ordinary income by the option holder and may be subject to wage withholding and employment taxes and withholding. On sale of the shares by the option holder, any appreciation or depreciation in the value of shares will be treated as short-term or long-term capital gain or loss depending on whether the option holder holds the shares for more than one year following exercise of the stock option.

        Option holders who are officers or directors of Microvision subject to Section 16(b) of the Securities Exchange Act may be subject to special federal income tax treatment upon exercise of their non-statutory stock options. In general, such option holders will be subject to tax with respect to income recognized upon exercise of their options upon the later to occur of (1) the date such income normally would be recognized under the principles described above or (2) the expiration of the six-month forfeiture period under Section 16(b), unless such option holders make the election under Section 83(b) of the Code to be taxed as of the date specified in (1) above. The amount of income will be measured by reference to the value of the shares acquired upon exercise as of the applicable date. If you are subject to this special treatment, we recommend that you consult your own tax advisor for further information.

        TAX CONSEQUENCES OF NOT EXCHANGING OPTIONS.    Eligible options that an option holder does not tender for exchange or that we do not accept for exchange will remain outstanding in accordance with their terms. To the extent that such options qualify as ISOs, there is some risk that ISO treatment for such options may be affected even if an option holder declines to participate in the exchange. If the Offer constitutes a "modification" of an existing ISO, the modification will be treated as a regrant of the option. The option would be treated as an ISO if the statutory ISO conditions are met at the time of the modification and regrant. Among other requirements, the option price may not be less than the fair market value of the underlying stock at the time of the regrant. Even if the option qualifies as an ISO on regrant, the regrant would start the two-year waiting period anew, and in some circumstances the $100,000 limitation could cause a portion of the ISO to be treated as an NSO. We recommend that you consult your own tax advisor regarding the particular tax consequences to you of not exchanging your options.

14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

        We reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral, written, or electronic notice of such extension to the option holders.

        We also reserve the right, in our reasonable judgment, prior to the expiration of the Offer, to terminate, or amend the Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written, or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will return the options elected for exchange promptly after termination or withdrawal of the Offer to Exchange.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options solicited for exchange in the Offer.

        Amendments to the Offer may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date of the Offer. Any amendment of the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of this Offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any such dissemination.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer. Except for a change in price, the amount of time by which we will extend the Offer following a material change in the term of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action and extend the Offer for a period of ten business days after the date of such notice:

  (a)
  (i)
  we increase or decrease the amount of consideration offered for the options;

  (ii)
  we decrease the number of options eligible to be elected for exchange in the Offer; or

  (iii)
  we increase the number of options eligible to be elected for exchange in the Offer by an amount that exceeds two percent of the shares of common stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase; and

  (b)
  the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first given.

15.  FEES AND EXPENSES.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer to Exchange.

16.  ADDITIONAL INFORMATION.

        We recommend that, in addition to this Offer to Exchange and the Option Exchange Election Form, you review the following materials, which we have filed with the SEC, before making a decision on whether to elect to exchange your options:

  (a)
  our annual report on Form 10-K for our fiscal year ended December 31, 2001, as filed with the SEC on April 1, 2002;

  (b)
  our quarterly report on Form 10-Q for the quarter ended September 30, 2002, as filed with the SEC on November 14, 2002;

  (c)
  our quarterly report on Form 10-Q for the quarter ended June 30, 2002, as filed with the SEC on August 14, 2002;

  (d)
  our quarterly report on Form 10-Q for the quarter ended March 31, 2002, as filed with the SEC on May 13, 2002 and as amended on May 13, 2002;

  (e)
  our definitive proxy statement for our May 20, 2002 annual meeting of shareholders, as filed with the SEC on April 16, 2002;

  (f)
  our current report on Form 8-K for the event of August 23, 2002, as filed with the SEC on August 27, 2002;

  (g)
  our current report on Form 8-K for the event of August 12, 2002, as filed with the SEC on August 12, 2002;

  (h)
  our current report on Form 8-K for the event of July 22, 2002, as filed with the SEC on July 23, 2002; and

  (i)
  our current report on Form 8-K for the event of March 7, 2002, as filed with the SEC on March 26, 2002.

        The Securities and Exchange Commission file number for all of these filings is 000-21221. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

        Our common stock is quoted on the Nasdaq National Market under the symbol MVIS, and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations 1735 K Street, N.W. Washington, D.C. 20006

        We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Microvision, Inc. Attention: Thomas Walker 19910 North Creek Parkway Bothell, WA 98011-3008

or by telephoning Thomas Walker at (425) 415-6847 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, Monday through Friday.

        As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

        The information contained in this Offer to Exchange about Microvision should be read together with the information contained in the documents to which we have referred you.

17.  MISCELLANEOUS.

        We are not aware of any jurisdiction where the making of the Offer violates applicable law. If we become aware of any jurisdiction where the making of the Offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your option pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document or in the accompanying Option Exchange Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Microvision, Inc., November 1, 2002, as amended on November 27, 2002

QuickLinks

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK GRANTED BY MICROVISION, INC. HAVING AN EXERCISE PRICE PER SHARE GREATER THAN $10.00 OR EXPIRING ON OR BEFORE MAY 30, 2003 FOR NEW OPTIONS TO BE GRANTED NO SOONER THAN SIX MONTHS AND ONE DAY FROM THE CANCELLATION OF TENDERED OPTIONS (THE "OFFER TO EXCHANGE")
IMPORTANT